Filed Pursuant to Rule 424(b)(7)

Registration No. 333-138003

Prospectus Supplement No. 1

To Prospectus dated April 19, 2007

CANO PETROLEUM, INC.

This prospectus supplement no. 1 supplements and amends the prospectus dated April 19, 2007 of Cano Petroleum, Inc. (“Cano”) relating to the sale from time to time by certain selling stockholders of Cano’s common stock.  This prospectus supplement deletes one selling stockholder that merged with another selling stockholder and updates such selling stockholder’s holdings.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

We have prepared the table below using information furnished to us on behalf of the selling stockholder.  To our knowledge, excepts as described below, the selling stockholder has sole voting and investment power with respect to all of the shares shown as beneficially owned by it.

Information on the selling stockholder may change over time.  Any changed information given to us by the stockholder will be set forth in a prospectus supplement or amendment to the prospectus if and when necessary.  On March 7, 2008, we had 38,689,015 shares of common stock outstanding.

Name of Selling Stockholder	Number of Ordinary Shares Beneficially Owned	Maximum Number of Ordinary Shares Sold Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering	Percentage of Ordinary Shares Outstanding After Offering
ING Global Resources Portfolio (1)	666,000	666,000	0	0

(1)          Directed Services, Inc. serves as the Investment Adviser and ING Investment Management Co., a Connecticut corporation, serves as the Sub-Adviser to the ING Global Resources Portfolio.  James A. Vail has responsibility for the day-to-day portfolio management of the portfolio.  ING Global Resources Portfolio is affiliated with a registered broker-dealer and represented to Cano that it acquired the securities to be sold pursuant to this prospectus in the ordinary course of business, and at the time of such acquisition, had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Investing in common stock involves risks.  See “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Supplement is March 7, 2008